EXHIBIT 10.02

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

TRADEMARK AND DOMAIN NAME ASSIGNMENT AND LICENSE AGREEMENT

This Trademark and Domain Name Assignment and License Agreement (“Agreement”) is entered into effective as of March 31, 2012 (“Effective Date”) by and between Atari, Inc., a Delaware corporation located at 417 5th Avenue, Suite 350, New York, New York 10016 (“Atari”), and Glu Mobile Inc., a Delaware corporation located at 45 Fremont Street, Suite 2800, San Francisco, California 94105 (“Glu”).

WHEREAS, Atari is the owner of the DEER HUNTER Trademark and the DEER HUNTER Domains (each as defined below);

WHEREAS, Glu desires to obtain and Atari is willing to assign to Glu all of its rights, including common law rights, title and interest in and to the DEER HUNTER Brand Assets (as defined below); and

WHEREAS, Atari wishes to obtain and Glu is willing to grant Atari a license to use the DEER HUNTER Brand Assets in connection with the continuing promotion and exploitation of the Atari Products.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms.

1.1. “Affiliate” means, as to a person or entity, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity.

1.2. “Atari Indemnified Claim” has the meaning set forth in Section 7.1.

1.3. “Atari Platforms” means and is limited to the following platforms: (A) desktop or laptop computers; (B) desktop or laptop internet, including without exception, online portals, in browser and out of browser; for example, Facebook and MySpace; and (C) desktop or laptop massively multiplayer online gaming format. For the avoidance of doubt, Atari Platforms shall not include any distribution through or operability for handheld devices (such as Sony PlayStation Portable (PSP) or Nintendo DS), mobile phones, mobile devices commonly known as tablets, iOS, Android, Windows Phone 8, the Mac App Store, all websites for mobile devices, web browsers for any mobile device (including, but not limited, to tablets), smart TVs (such as Apple TV and Google TV), Google Chrome, Safari or any other platforms or devices in existence as of the Effective Date or thereafter developed or invented.

1.4. “Atari Products” means and is limited to the entertainment software applications in existence as of the Effective Date based on the Game Product for use solely on Atari Platforms, as listed on Exhibit A, and any new features, modifications, extensions, updates or improvements thereto created by or for Atari, but, in all events, expressly excluding any application(s) or product(s) created by or on behalf of Glu under the terms of the Prior License Agreement or any Game Product Derivatives created by or on behalf of Glu whether created pursuant to the Prior License Agreement or pursuant to this Agreement.

1.5. “Attorney-In-Fact” has the meaning set forth in Section 2.3.

1.6. “BlueBay Side Letter” shall mean that certain letter dated March 30, 2012 to Atari from BlueBay Asset Management Ltd., acting as Agent for the BlueBay Value Recovery Master Fund Limited, concerning this Agreement and the New License Agreement.

1.7. “DEER HUNTER Brand Assets” means, collectively the DEER HUNTER Trademark and the DEER HUNTER Domains.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

1.8. “DEER HUNTER Domains” means the Internet domain name registrations listed on Exhibit B.

1.9. “DEER HUNTER Trademark” means the United States trademark registration listed on Exhibit B, and any other trademarks, service marks, logos or symbols containing or consisting of “deer hunter” or other similar term that are part of or used by Atari or its Affiliates in connection with the Game Product, including all associated goodwill, and all of Atari’s right, title and interest to the expression DEER HUNTER in all other countries and jurisdictions of the world, including all associated goodwill.

1.10. “Existing Liens” shall have the meaning set forth in Section 2.5 of this Agreement.

1.11. “Game Product” means the interactive entertainment product franchise, application, game and brand known as “Deer Hunter” including any Game Product Derivatives.

1.12. “Game Products Derivatives” means any updates improvements, sequels, prequels, ports, add-ons, downloadable content, virtual goods and expansion packs or other derivative works based on the Game Product.

1.13. “Glu Indemnified Claim” has the meaning set forth in Section 7.2.

1.14. “Indemnified Claim” shall have the meaning set forth in Section 7.3 of this Agreement.

1.15. “License” shall have the meaning set forth in Section 6.1 of this Agreement.

1.16. “New License Agreement” means that certain License Agreement between the parties, dated of even date herewith.

1.17. “Prior License Agreement” means the License Agreement, by and between Atari and Glu, dated as of April 20, 2006, as amended July 15, 2008.

1.18. “Reserved Domain” means www.deerhuntergaming.com.

1.19. “Reserved Period” means the period commencing on the Effective Date and ending on September 30, 2015, unless terminated earlier as provided herein.

2. Assignment to Glu.

2.1. For good and valuable consideration, Atari does hereby sell, assign, transfer, convey and deliver to Glu all of Atari’s right, title and interest (including without limitation common law rights) in the United States of America and in all other countries and jurisdictions of the world in and to the DEER HUNTER Brand Assets, together with the goodwill of the business symbolized by the DEER HUNTER Brand Assets, that portion of the business which is ongoing and existing to which the DEER HUNTER Brand Assets pertain, any applications and/or registrations therefore, any other rights appurtenant thereto, and the right to sue and recover damages for future, present and past infringements of the DEER HUNTER Trademark and to fully and entirely stand in the place of Atari in all matters related to the DEER HUNTER Brand Assets.

2.2. Atari shall concurrently herewith execute and deliver to Glu the Trademark Assignment attached hereto as Exhibit C.

2.3. Atari agrees to provide to Glu, at Atari’s expense, all assistance, and take all other actions, including the execution, delivery and filing of all applications, deeds of assignment, instruments and other documents, as reasonably requested by Glu (and its successors and assigns), in order to permit Glu to evidence the assignment to Glu (and its successors and assigns) or otherwise to protect Glu’s ownership of all rights, title and interests in and to the DEER HUNTER Brand Assets. Atari for itself and on behalf of each of its Affiliates (including without limitation Atari Interactive, Inc.) hereby irrevocably appoints Glu as Atari’s attorney-in-fact, which appointment is coupled with an interest (the “Attorney-in-Fact”),

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

to stand in Atari’s place and stead in all respects, as Glu, in its sole discretion, determines to be necessary or appropriate (a) to apply for and to execute such applications and deeds of assignment of any intellectual property rights in and to all the DEER HUNTER Brand Assets, and/or protect Glu’s ownership of all rights, title and interests in and to all the DEER HUNTER Brand Assets and (b) to release and record releases of the Existing Liens or liens covered by Section 6.4; provided, however, that any exercise by Glu of the Attorney-in-Fact shall be solely for the purposes specifically enumerated under this Agreement and be exercised by Glu only if Glu first requests in writing that Atari take an action for purposes of subsections (a) and (b) of this Section 2.3 or under Sections 2.5, 6.3 or 6.4 and Atari does not take such action within five (5) business days of such written request.

2.4. Within three (3) business days after the Effective Date, Atari shall use its best efforts to apply to the Domain Name registrar(s) for the DEER HUNTER Domains’ registrations to transfer ownership of the DEER HUNTER Domains (and management of the Reserved Domain) to Glu pursuant to the procedures therefor promulgated by such registrar that are then in effect, including payment of any transfer fees. Atari will provide or execute such other information or documents, whether printed or online, as may be necessary to accomplish the transfer of the DEER HUNTER Domains upon Glu’s reasonable request, and Glu shall take control of the Reserved Domain immediately upon transfer by the registrar. In addition, within three (3) business days after the Effective Date, Atari shall provide written evidence, reasonably satisfactory to Glu, that it has complied with its obligations under this Section 2.4.

2.5. Atari shall use its best efforts to cause to be released as promptly as practicable after the Effective Date (and cause such releases recorded in all necessary jurisdictions with all necessary agencies, including but not limited to the United States Patent and Trademark Office, the Delaware Secretary of State’s Office and the Minnesota Secretary of State’s Office) the following liens against the DEER HUNTER Brand Assets: (i) that certain lien recorded by First Union National Bank against Wizardworks Group, Inc., a predecessor to Atari, with the United States Patent and Trademark Office, (ii) that certain lien recorded by Atari SA., as successor to Infogrames Entertainment SA, predecessor to Atari, with the Delaware Secretary of State and the United States Patent and Trademark Office, and (iii) that certain lien recorded by BlueBay High Yield Investments (Luxembourg) S.A.R.L. with the Delaware Secretary of State and the United States Patent and Trademark Office (collectively, the “Existing Liens”). In addition, within three (3) business days after the Effective Date, Atari shall provide written evidence, reasonably satisfactory to Glu, regarding its measures it has undertaken to comply with its obligations under this Section 2.5, and will continue to regularly update Glu until it has obtained the releases and filed the recordations required by this Section 2.5. Notwithstanding the foregoing, with respect to the Existing Lien referenced in sub-section 2.5(i) above, if after using its best efforts Atari cannot obtain the releases described above with respect to such Existing Lien, then Atari will use its best efforts to otherwise provide Glu with confirmation acceptable to it that the obligations secured by such Existing Lien have been satisfied. If after using its best efforts to provide such confirmation to Glu it becomes evident to each of Glu and Atari that Atari will not be able to obtain such confirmation, then Atari shall no longer be required to attempt to obtain such confirmation.

3. Consideration. In consideration of Atari’s agreements, covenants and releases under this Agreement, including the execution and delivery of this Agreement by the parties and the execution and delivery by Atari to Glu of the Short Form Trademark Assignment attached hereto as Exhibit C, Glu shall pay (or cause to be paid) on the first business day following the Effective Date the purchase price in full and without deduction of any kind of One Million Dollars ($1,000,000) by wire transfer to the following bank account:

Atari Inc. (aka Infogrames)

[*]

4. Representations and Warranties by Atari. In addition to the other representations and warranties made by Atari in this Agreement, Atari hereby represents and warrants to Glu that:

4.1. Ownership. Atari is the sole and exclusive owner of the DEER HUNTER Brand Assets, and Atari has the right and authority to enter into this Agreement and to carry out its obligations hereunder.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

4.2. Clean Title. Atari has good and marketable title to the DEER HUNTER Brand Assets and the right to assign the entire unencumbered right, title and interest in and to the DEER HUNTER Brand Assets to Glu, including all rights, title, and interest to sue and collect damages for past and current infringement thereof. The DEER HUNTER Brand Assets are (a) free and clear of all liens, mortgages, security interests, claims, options and other encumbrances, except for the Existing Liens, and (b) free of any restrictions on assignment and transfer. Atari has not entered into any contract or made any commitments that will or may impair Glu’s rights hereunder. Except for the Existing Liens, there are no security interests, liens, or any other encumbrances in any of the DEER HUNTER Brand Assets. The debt secured by each Existing Lien has been paid in full to the completed satisfaction of the respective secured creditors.

4.3. No Other Marks. Other than the DEER HUNTER Brand Assets, neither Atari nor any of its Affiliates owns any trademark, service mark, logo, or domain name registration for, or application to register, a term containing or consisting of “deer hunter”, or other similar term, in the United States or elsewhere.

4.4. Non-Infringement. To the knowledge of Atari and its Affiliates, there is no violation, infringement or misappropriation of any third party’s rights (or any claim thereof) by the DEER HUNTER Brand Assets (or any portion thereof).

4.5. Existing Licenses. No rights or licenses, including covenants and other assurances not to sue, exist or have been granted under or with respect to the DEER HUNTER Brand Assets (or any portion thereof).

4.6. Enforcement. Within the five (5) year period preceding the Effective Date, Atari has not put a third party on notice of actual or potential infringement of the DEER HUNTER Brand Assets (or any portion thereof). To the best knowledge of Atari, (a) there is no prior trademark registration for the DEER HUNTER Trademark outside of the United States and (b) there is no prior application for any of the DEER HUNTER Domains. There is no fact or circumstance that would render the DEER HUNTER Trademark or any of the DEER HUNTER Domains invalid or unenforceable.

4.7. U.S. Patent and Trademark Office and Other Proceedings. To Atari’s knowledge, the DEER HUNTER Trademark is not currently the subject of a cancellation action or other similar proceeding and no such proceeding is contemplated.

4.8. Authority. Atari has the full right, authority and power to enter into this Agreement and to perform all of its obligations hereunder. This Agreement constitutes a legal, valid and binding obligation of Atari, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby: (i) will not directly or indirectly violate any order, writ, judgment, injunction, ruling, award or decree of any governmental body binding on Atari or its assets and properties; and (ii) have been duly and validly authorized by all necessary corporate action and approvals of Atari’s board of directors, which action and approvals have been obtained an carried out in compliance with applicable law, Atari’s certificate of incorporation and bylaws, each as amended to date, and all contracts, agreements, licenses, mortgages, instruments, notes, bonds or other commitments binding on Atari.

4.9. Consents. The execution, delivery and performance by Atari of this Agreement and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or other action by or in respect of, or filing with, any third party, including, but not limited to, any governmental body, bankruptcy trustee, creditors’ committee, receiver or any other person or entity, other than as has been obtained by Atari on or before the Effective Date.

4.10. Non-Contravention. The execution, delivery and performance by Atari of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the corporate documents of Atari; or (ii) result in a violation or breach by Atari of, conflict with, or constitute a default by Atari (or give rise to any right of termination, payment or acceleration) under the terms and conditions of any contracts, agreements, licenses, mortgages, instruments, notes, bonds or other commitments binding on Atari, or by which it or any of its Affiliates or the Licensed Property or any Intellectual Property Rights embodied therein may be bound.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

4.11. Litigation. There is no claim, action, suit, investigation or proceeding of any nature pending or, to the knowledge of Atari, threatened, at law or in equity, by way of arbitration or before any court or other governmental authority that: (i) may adversely affect, contest or challenge Atari’s authority, right or ability to sell to Glu and of the DEER HUNTER Brand Assets, or to otherwise perform Atari’s obligations under this Agreement; (ii) challenges or contests Atari’s right, title or ownership in any of the DEER HUNTER Brand Assets, or asserts any lien on any of the DEER HUNTER Brand Assets; (iii) asserts that any of the DEER HUNTER Brand Assets infringes, misappropriates or violates any right of any third party; or (iv) would impair or have an adverse effect on Glu’s or any of its Affiliates’ right or ability to use, commercialize or otherwise exploit any of the DEER HUNTER Brand Assets or any intellectual property rights embodied therein.

4.12. BlueBay Side Letter. The BlueBay Side Letter, as provided to Glu, has not been amended, rescinded or modified.

4.13. Carrying Value. Atari’s financial statements in effect on the Effective Date, indicates that the carrying value of the DEER HUNTER Brand Assets is Four Hundred Thousand Euros (€400,000).

4.14. Equivalent Value; Negotiated in Good Faith. To the knowledge and belief of Atari, the consideration to be paid by Glu to Atari under this Agreement constitutes reasonably equivalent value for the transactions contemplated herein. Atari has negotiated this Agreement in good faith and at arms-length.

5. Representations by Glu. Glu hereby represents and warrants to Atari that:

5.1. It has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder. This Agreement constitutes a legal, valid and binding obligation of Glu, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby: (a) will not directly or indirectly violate any order, writ, judgment, injunction, ruling, award or decree of any governmental body binding on Glu or its assets and properties; and (b) have been duly and validly authorized by all necessary corporate action and approvals of Glu’s board of directors, which action and approvals have been obtained and carried out in compliance with applicable law, Glu’s certificate of incorporation and bylaws, each as amended to date, and all contracts, agreements, licenses, mortgages, instruments, notes, bonds or other commitments binding on Glu.

5.2. The execution, delivery and performance by Glu of this Agreement and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or other action by or in respect of, or filing with, any third party, including, but not limited to, any governmental body, bankruptcy trustee, creditors’ committee, receiver or any other person.

5.3. The execution, delivery and performance by Glu of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the corporate documents of Glu; or (b) result in a violation or breach by Glu of, conflict with, or constitute a default by Glu (or give rise to any right of termination, payment or acceleration) under the terms and conditions of any contracts, agreements, licenses, mortgages, instruments, notes, bonds or other commitments binding on Glu or any of its Affiliates.

5.4. Glu has negotiated this Agreement in good faith and at arms-length.

6. Grant of Non-Exclusive License to Atari.

6.1. Subject to Atari’s compliance with the terms and conditions of this Agreement and of the New License Agreement, Glu hereby grants to Atari a non-exclusive, non-transferable, revocable, royalty-free license to use the DEER HUNTER Brand Assets solely during the Reserved Period in connection with

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

the reproduction, marketing, sale, distribution and other exploitation of the Atari Products and solely as permitted under Section 3.3 of the New License Agreement (the “License”). The License shall not include the Reserved Domain. Atari expressly acknowledges and agrees that it has no right to use the DEER HUNTER Brand Assets for any other purpose. For the avoidance of doubt, Atari further acknowledges and agrees that it has no rights to use the DEER HUNTER Brand Assets independent of the reproduction, marketing, sale, distribution or other exploitation of the Atari Products as permitted under Section 3.3 of the New License Agreement. Atari may sublicense the License to third parties; provided that in no event will Atari have the right to sublicense the License to any Glu competitor, and Glu reserves the right in its sole discretion to determine whether a particular proposed Atari sublicensee is a Glu competitor. Glu covenants that during the initial eighteen (18) months of the Reserved Period (the “Exclusivity Period”), it will not grant any third party a license to use the DEER HUNTER Trademark in connection with the development and commercial exploitation of an entertainment software application, game or other product for the Atari Platform that reasonably would be deemed competitive with the Atari Product; this covenant will automatically expire upon the earlier to occur of (A) the termination of the License or (B) the expiration of the Exclusivity Period.

6.2. Neither Atari nor any of its Affiliates shall at any time use the term “deer hunter” (either alone or with other terms) as the name of a new entertainment product franchise, application, game, or any other new product or service, and will not use the term “deer hunter” (either alone or with other terms) as the name or designation of a company or business. Atari further agrees that, except as expressly provided for in this License, at all times on and after the Effective Date, neither Atari nor any of its Affiliates will adopt, use, or attempt to register or otherwise secure any rights in any trademark, service mark, trade name, logo, symbol or domain name consisting of, containing, or confusingly similar to the term “deer hunter.”

6.3. Beginning on the Effective Date, Atari shall retain the right to administer and control the Domains (except for the Reserved Domain) until the expiration of the Reserved Period, at which time Atari shall promptly transfer all administration and control of the Domains to Glu; provided, that Atari’s right to administer the DEER HUNTER Domains will automatically revert to Glu upon any termination or expiration of the Reserved Period or the New License Agreement by Glu. Glu may exercise the Attorney-In-Fact for purposes of this Section 6.3.

6.4. In addition to its obligations under Section 2.5 of this Agreement, Atari further covenants and agrees that, with respect to any other liens or other encumbrances on the DEER HUNTER Brand Assets (or any portion thereof) that exist as of the Effective Date or come into existence thereafter related to a prior security interest granted by Atari or any of its Affiliates (or any of their respective successors or predecessors) thereon, Atari shall no later than the earlier of (a) Atari or any of its Affiliates becoming aware thereof and (b) five (5) business days following written notification thereof by Glu to Atari commence using its best efforts to cause such liens or encumbrances to be released (and cause such releases recorded in all necessary jurisdictions with all necessary agencies). In addition, within two (2) business days of completion by Atari of the releasing of any lien or filing of any recordation under this Section, Atari shall provide written evidence, reasonably satisfactory to Glu, that it has complied with its obligations with respect thereto. Glu may exercise the Attorney-In-Fact for purposes of this Section 6.4.

6.5. Trademark Usage.

A. Trademark Notices. Atari shall, and shall obligate each of its sublicensees to agree to, place the registration symbol “®” after and adjacent to the DEER HUNTER Trademark in connection with the use thereof and the footnote “‘Deer Hunter’ is a registered trademark, used under license from Glu Mobile Inc.,” or such other legend as is reasonably provided by Glu to Atari from time to time; provided, however, that if the DEER HUNTER Trademark is used multiple times in a document, advertisement or other material, such notices need only accompany the first prominent use in such document, advertisement or other material.

B. Protection of Goodwill. Atari hereby agrees that any and all rights that may be acquired by, and any goodwill derived from, the use of the DEER HUNTER Trademark by Atari (or any current or future licensee of Atari) after the Effective Date shall inure to the sole benefit of Glu. Atari

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

hereby agrees to execute all documentation prepared by Glu and to take such actions as are required by Glu, in each case, consistent herewith, to have such use and goodwill inure to the sole benefit of Glu. Atari’s use of the DEER HUNTER Trademark as permitted hereunder shall at all times be in a manner: (i) so as to protect and enhance the goodwill associated with the DEER HUNTER Trademark, and (ii) consistent with the high quality standards for the DEER HUNTER Trademark heretofore maintained.

C. Integrity of Products. Atari shall conduct its business in such a way as to preserve, promote and enhance the reputation and goodwill of the DEER HUNTER Trademark. Atari agrees it is of fundamental importance that the products and services for which the DEER HUNTER Trademark are used in or in connection with be of the highest quality and integrity and that the DEER HUNTER Trademark be properly used and displayed in and in connection with such products and services so as to preserve the extraordinarily high level of positive recognition in the marketplace that the DEER HUNTER Trademark enjoys as of the Effective Date.

D. Unauthorized Use or Misuse/Ownership. Atari acknowledges and agrees that Glu, as the owner of and holder of title to the DEER HUNTER Trademark, has the exclusive right to control any and all actions, claims and proceedings related to the unauthorized use, infringement or misuse of the DEER HUNTER Trademark and/or Glu’s ownership of and title to the DEER HUNTER Trademark. Atari shall immediately notify Glu in writing of any unauthorized use, infringement or misuse of the DEER HUNTER Trademark or other occurrence or non-occurrence which may impact Glu’s ownership of and title to the DEER HUNTER Trademark of which Atari becomes aware. All damages, penalties, settlements and profits relating to or arising from any interference with or infringement of any of Glu’s ownership of or title to the DEER HUNTER Trademark or from any unauthorized use or misuse of the DEER HUNTER Trademark shall be at all times the sole property of Glu and Atari hereby assigns to Glu all such damages, penalties, settlements and profits.

E. Sublicensee. Atari shall require each third party who licenses the DEER HUNTER Trademark from Atari to be bound by terms no less restrictive than those set forth in this Section 6.5 in order to protect the reputation and integrity of the DEER HUNTER Trademark.

6.6. Glu shall have the right to terminate the License upon sixty (60) days’ written notice to Atari in the event Atari or any of its Affiliates materially breaches any of the provisions of this Agreement and fails to cure and correct such material breach during such sixty (60)-day notice period or upon any termination of the Reserved Period or the New License Agreement by Glu. In addition, Glu shall have the right to terminate the License immediately upon written notice to Atari upon, and at any time after, the occurrence of any one or more of the following events: (a) if (i) a receiver is appointed for Atari or its property; (ii) Atari makes a general assignment for the benefit of its creditors; (iii) Atari commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law which proceedings are not dismissed within sixty (60) days; or (iv) Atari is liquidated or dissolved; or (c) if Atari attempts or purports to transfer or assign the License to any person or entity other than Glu or exceeds the scope of the rights reserved under Section 3.3 of the New License Agreement.

6.7. To the extent that Atari has a sell-off right pursuant to Section 13.3 of the New License Agreement, Atari may continue to exercise the License until the sell-off period under Section 13.3 of the New License Agreement expires.

6.8. Upon the earlier of (a) the termination of the License by Glu and (b) the expiration of the Reserved Period (including any extension thereof under Section 6.7 of this Agreement), Atari agrees to discontinue all use of the DEER HUNTER Brand Assets and any term confusingly similar thereto, and that all rights in the DEER HUNTER Brand Assets and the goodwill connected therewith shall remain the sole and exclusive property of Glu.

7. Indemnification

7.1. Atari and its Affiliates shall indemnify, hold harmless and defend Glu and its Affiliates, and their respective officers, directors and employees, from and against any and all losses, damages, liabilities, judgments, costs, settlements and expenses (including, but not limited to, reasonable attorneys’

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

fees and court costs) arising out of or resulting from any third party claim or action brought against Glu or any of its Affiliates (an “Atari Indemnified Claim”): (a) based on any misrepresentation or breach of any representation, warranty or covenant made by Atari under this Agreement; or (b) asserting that the DEER HUNTER Brand Assets infringe, misappropriate or violate any right of any third party (including without limitation any intellectual property right). The foregoing indemnity shall not be construed to cover any claim or action with respect to which Glu has committed to indemnify Atari under Paragraph 7.2 below.

7.2. Glu shall indemnify and hold harmless, Atari and its Affiliates, and their respective officers, directors and employees (the “Atari Indemnified Parties”), from and against any and all losses, damages, liabilities, judgments, costs, settlements and expenses (including, but not limited to, reasonable attorneys’ fees and court costs) arising out of or resulting from any third party claim brought against any of the Atari Indemnified Parties based on misrepresentation or breach of any representation, warranty or covenant made by Glu hereunder (a “Glu Indemnified Claim”). The foregoing indemnity shall not be construed to cover any claim with respect to which Atari has committed to indemnify Glu under Paragraph 7.1 above.

7.3. As to an Atari Indemnified Claim, Glu will be “Indemnitee” and Atari will be “Indemnitor”, and as to a Glu Indemnified Claim, Glu will be “Indemnitor” and Atari will be “Indemnitee.” (In either event, an Atari Indemnified Claim or Glu Indemnified Claim is referred to herein as an “Indemnified Claim”.) In the event of an Atari Indemnified Claim or a Glu Indemnified Claim, Indemnitee will: (i) promptly notify Indemnitor of the Indemnified Claim in writing; (ii) grant Indemnitor sole control of the defense and settlement of the Indemnified Claim; and (iii) provide Indemnitor with all cooperation, assistance and information reasonably required for the defense and settlement of the Indemnified Claim; provided that Indemnitor will reimburse Indemnitee for all reasonable costs and expenses incurred by Indemnitee in connection with providing such cooperation, assistance and information. In all events, Indemnitor shall keep Indemnitee informed of all material developments and events relating to the Indemnified Claim. Indemnitee shall have the right to retain counsel to participate, at its own expense, in the defense of the Indemnified Claim. Indemnitor will not be responsible for any settlement or compromise of an Indemnified Claim entered into by Indemnitee without Indemnitor’s prior written consent. Indemnitor shall not settle any Indemnified Claim without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld, if the terms of the settlement would limit Indemnitee’s exercise of any rights licensed or granted to Indemnitee under this Agreement or would constitute an admission of liability by Indemnitee or would impose any obligations on Indemnitee. If Indemnitor fails to assume the defense of an Indemnified Claim or fails to diligently defend such Indemnified Claim, Indemnitee may assume the defense and settlement of such Indemnified Claim and Indemnitor shall reimburse Indemnitee for all reasonable expenses (including reasonable attorneys’ fees which may include, without limitation, an allocation for in-house counsel) as such expenses are incurred, relating to the defense or settlement of such Indemnified Claim.

8. Notices. All notices, demands, contracts or waivers hereunder shall be given in writing by mail, messenger, overnight air courier or telecopier addressed as indicated in this Paragraph 8 or as otherwise indicated in writing by a party hereto. The date of messengering or telecopying shall be deemed to be the date of service. Five (5) business days from the date of mailing shall be deemed to be the date of service for mailed notices. One (1) business day from the date of overnight air courier handling shall be deemed to be the date of service for courier handled notices where delivery is acknowledged in writing by addressee.

If to Atari:

Atari, Inc.

475 Park Avenue South

12th Floor

New York, New York 10016

Attention: General Counsel

Telecopier: 212.726.4214

E-mail: Kristen.Keller@atari.com

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

With a copy to:

Liner Grode Stein

Yankelevitz Sunshine Regenstreif & Taylor LLP

1100 Glendon Avenue, 14th Floor

Los Angeles, California 90024

Attention: Joshua B. Grode, Esq.

Telecopier: (310) 500-3501

If to Glu:

Glu Mobile Inc.

45 Fremont Street, Suite 2800

San Francisco, California 94105

Attention: General Counsel

Telecopier: (650) 403-1018

E-mail: legal@glu.com

9. No Modification; Waiver. The terms of this Agreement shall not be modified except by an agreement in writing signed by both parties hereto. No waiver by either party of a breach or default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

10. Entire Agreement. This Agreement, the New License Agreement, the BlueBay Side Letter and the NDA (as defined in Section 14), shall constitute the entire understanding of the parties with respect to the subject matter hereof, superseding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto.

11. Relationship of Parties. This Agreement does not appoint either party as the agent of the other party, or create a partnership or joint venture between the parties.

12. Governing Law. This Agreement shall be construed and interpreted pursuant to the laws of the State of New York, excluding its conflict of laws rules or principles. Any legal action or proceeding relating to this Agreement will be brought exclusively in the state or federal courts located in the Northern District of California. Atari and Glu hereby agree to submit to the jurisdiction of, and agree that venue is proper in, those courts in any such legal action or proceeding.

13. Severability. Each of the restrictions and provisions contained in this Agreement shall be construed as independent of every other such restriction and provision, to the effect that if any such restriction or provision or the application of any such restriction or provision to any Person or in any circumstances, shall be determined to be invalid and unenforceable for any reason whatsoever (including, without limitation, by reason of any legislation or other provision having the force of law or by reason of any decision of any court or other body or authority having jurisdiction over the parties to this Agreement) such restriction or provision or such part thereof shall be divisible from this Agreement and shall be deemed to be deleted from this Agreement (but only to the extent that in any jurisdiction any such restriction or provision or part thereof requires to be deleted pursuant to the foregoing provisions hereof and so far only as concerns that jurisdiction) and such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement which shall continue in full force and effect.

14. Confidentiality; Publicity. The terms and conditions of the Nondisclosure and Proprietary Rights Agreement, dated March 29, 2012, between the parties (the “NDA”) is incorporated by reference into this Agreement. The parties agree that the terms and conditions of this Agreement will be deemed to be the Confidential Information (as defined in the NDA) of both parties and, as such, shall be subject to the terms of the NDA. Notwithstanding the foregoing, each party will have the right to disclose this Agreement on a confidential basis to its legal or professional financial advisors; as required under applicable securities regulations and/or on a confidential basis to present or future providers of venture capital and/or potential private investors in or acquirers of such party. Neither party will make or issue any press releases or publicity regarding this Agreement without the prior written consent of the other party.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

15. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement. The Parties agree that facsimile and electronic signatures shall have the same force and effect as original signatures.

16. Further Assurances. The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this Agreement and consummate the transactions herein provided, including without limitation related to the Attorney-in-Fact.

17. Attorneys’ Fees. If any legal action or any other proceeding, including but not limited to any proceedings in any bankruptcy or insolvency proceeding, is brought to enforce this Agreement, adjudicate any judgment or claim for damages related to this Agreement, avoid and recover any payments or transfers under this Agreement, or adjudicate a dispute arising under this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

18. Headings. The headings contained in this Agreement are for convenience and reference purposes only. The headings contained in this Agreement do not form a part hereof and shall not affect the meaning or interpretation of this Agreement.

19. Assignment. Atari may not assign this Agreement to any third party, by operation of law or otherwise, without Glu’s prior written consent. Any attempt to assign this Agreement, without such consent, shall be void. For purposes hereof, a change of control of Atari is deemed to be an assignment; provided; however, that any change of control of Atari, S.A., shall not be deemed to be an assignment. Notwithstanding the foregoing Atari may assign this Agreement, without Glu’s consent, to a third party that acquires Atari as a result of: (i) a merger or acquisition of Atari by or into such third party; (ii) a sale by Atari of all or substantially all of its assets; (iii) a sale of Atari’s line of business to which this Agreement relates; or (iv) a recapitalization transaction or other change of control; provided, that such third party is not a competitor of Glu as reasonably determined by Glu. Glu may freely assign this Agreement or its rights under this Agreement without the consent of Atari. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns.

20. Drafter. The parties have had the opportunity to negotiate the terms of this Agreement, and no party shall be deemed the drafter of all or any portion of this Agreement for purposes of interpretation.

21. Survival. Sections 1, 2.3, 2.4, 2.5, 4, 6.2, 6.3, 7 and 8 through 21 will survive the termination or expiration of this Agreement.

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*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Trademark and Domain Name Assignment and License Agreement effective as of the Effective Date.

GLU MOBILE INC.		ATARI, INC.

By:	/s/ Scott J. Leichtner	By:	/s/ James Wilson

Name:	Scott J. Leichtner	Name:	James Wilson

Title:	VP & General Counsel	Title:	CEO

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

Exhibit A

Atari Products

“Deer Hunter Online”

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

Exhibit B

Trademark and Domains

Trademark:

DEER HUNTER, the trademark registration (Registration No. 2344181) in the United States Patent and Trademark Office.

Domains:

Domain Name	Registered Owner
deerhunterclassic.com	Atari Interactive, Inc.
deerhunterclassicgame.com	Atari Interactive, Inc.
deer-huntergame.com	Atari Interactive, Inc.
deerhuntergaming.com	Atari Interactive, Inc.
deerhunterplayer.com	Atari Interactive, Inc.
deerhuntertournament.com	Atari Interactive, Inc.
deerhuntertournaments.com	Atari Interactive, Inc.
playdeerhunter.com	Atari Interactive, Inc.
thedeerhuntergame.com	Atari Interactive, Inc.
deerhunter.xxx	Atari, Inc.

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.

*Confidential Treatment has been requested for

the marked portions of this exhibit pursuant

to Rule 24b-2 of the Securities Act of 1934, as amended

Exhibit C

SHORT FORM TRADEMARK ASSIGNMENT

WHEREAS, Atari, Inc., a Delaware corporation located at 417 5th Avenue, Suite 350, New York, NY 10016 (“Atari”), is the owner of the following trademark registration in the United States Patent and Trademark Office (the “Trademark”):

Trademark	Registration Number
DEER HUNTER	2344181

WHEREAS, Glu Mobile, Inc., a Delaware corporation located at 45 Fremont Street, Suite 2800, San Francisco, California 94105 (“Glu Mobile”), is desirous of acquiring the Trademark and other rights associated therewith,

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Atari, does hereby assign unto Glu Mobile, all of its right (including common law rights), title and interest, in the United States of America and all other countries and jurisdictions of the world (i) in and to the Trademark together with the goodwill of the business symbolized by the Trademark, that portion of the business which is ongoing and existing to which the Trademark pertains, the foregoing application therefor, and any and all claims that it might have, at law or in equity, for past infringement of the Trademark and (ii) in and to other trademarks, service marks, logos or symbols containing or consisting of “deer hunter” or other similar term that are part of or used by Atari or any of its Affiliates in connection with the Atari Product existing on the date hereof, including all associated goodwill, and all of Atari’s right, title and interest to the expression DEER HUNTER in all other countries and jurisdictions of the world, including all associated goodwill.

Signed this 31st day of March 2012.

ATARI, INC.

By:	/s/ James Wilson

Name:	James Wilson

Title:	CEO

*	Confidential treatment has been requested with respect to the information statement contained within the “[*]” marking. The marked portions have been omitted from this filing and filed separately with the Securities and Exchange Commission.